EXHIBIT (6)

              Amendment to Stockholder Protection Rights Agreement


         AMENDMENT, dated July 6, 2000 (this "Amendment"), to the Shareholder Protection Rights Agreement, dated October 20, 1995, between Dime Bancorp, Inc. (the "Company"), and The Dime Savings Bank of New York, FSB (the "Rights Agent") (the "Rights Agreement").

                                   WITNESSETH:

         WHEREAS, the Company and the Rights Agent have heretofore entered into the Rights Agreement;

         WHEREAS, the original Rights Agent (The First National Bank of Boston) has, as of June 23, 2000, been replaced by the Company, and the current Rights Agent is The Dime Savings Bank of New York, FSB (also, the "Rights Agent");

         WHEREAS, the Company and the Rights Agent desire to amend the Rights Agreement;

         NOW, THEREFORE, in consideration of the premises and the respective agreements set forth herein, the parties hereby agree as follows:

         (1) Amendment of Section 1.1.


         (a) The definition of "Acquiring Person" appearing in Section 1.1 of the Rights Agreement is amended to read in its entirety as follows:

          "Acquiring Person" shall mean any Person who is a Beneficial Owner of 20% or more of the outstanding shares of Common Stock; provided, however, that the term "Acquiring Person" shall not include (i) any Person who shall become the Beneficial Owner of 20% or more of the outstanding shares of Common Stock solely as a result of an acquisition by the Company of shares of Common Stock, until such time thereafter as such Person shall become the Beneficial Owner (other than by means of a stock dividend or stock split) of any additional shares of Common Stock, (ii) any Person who is the Beneficial Owner of 20% or more of the outstanding shares of Common Stock but who acquired Beneficial Ownership of shares of Common Stock without any plan or intention to


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     seek or affect control of the Company, if such Person promptly enters into an irrevocable commitment promptly to divest, and thereafter promptly divests (without exercising or retaining any power, including voting, with respect to such shares), sufficient shares of Common Stock (or securities convertible into, exchangeable into or exercisable for Common Stock) so that such Person ceases to be the Beneficial Owner of 20% or more of the outstanding shares of Common Stock, (iii) any Person who Beneficially Owns shares of Common Stock consisting solely of one or more of (A) shares of Common Stock Beneficially Owned pursuant to the grant or exercise of an option granted to such person by the Company in connection with an agreement to merge with, or acquire, the Company entered into prior to a Flip-in Date, (B) shares of Common Stock (or securities convertible into, exchangeable into or exercisable for Common Stock), Beneficially Owned by such Person or its Affiliates or Associates at the time of grant of such option, (C) shares of Common Stock (or securities convertible into, exchangeable into or exercisable for Common Stock) acquired by Affiliates or Associates of such Person after the time of such grant which, in the aggregate, amount to less than 1% of the outstanding shares of Common Stock and (D) shares of Common Stock (or securities convertible into, exchangeable into or exercisable for Common Stock) which are held by such Person in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity, that are beneficially owned by third persons who are not Affiliates or Associates of such Person or acting together with such Person to hold such shares, or which are held by such Person in respect of a debt previously contracted, and (iv) Warburg, Pincus Equity Partners, L.P. ("WPEP") and its Affiliates, provided that such persons beneficially own only the Common Stock (or securities convertible into or exchangeable for Common Stock) (A) purchased pursuant to the Investment Agreement dated July 6, 2000 (the "Investment Agreement"), by and between the Company and WPEP, (B) acquired pursuant to the exercise of any warrants or the conversion of any preferred stock purchased pursuant to the Investment Agreement, (C) acquired in accordance with Section 4.1(a) or
     Section 4.4 of the Investment Agreement, or pursuant to any other antidilution adjustment, preemptive right or similar provision contained therein or in the terms of the securities issued thereunder and additional shares of Common Stock not exceeding 2% of the outstanding shares of Common Stock. In addition, the Company, any wholly-owned Subsidiary of the Company and any employee stock ownership or other employee benefit plan of the Company or a wholly-owned subsidiary of the Company shall not be an Acquiring Person.

         (b) The definition of "Expiration Time" is amended to read in its entirety as follows:



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          "Expiration Time" shall mean the earliest of (i) the Exchange Time,
     (ii) the Redemption Time, (iii) the close of business on the tenth-year anniversary of the Record Time, (iv) consummation of the merger of the Company into another corporation pursuant to an agreement entered into prior to a Flip-in Date and (v) unless the Separation Time shall have occurred, the tenth Business Day following the 2002 annual meeting of the Company's stockholders.

         (c) The following paragraph shall be inserted, in alphabetical order, in Section 1.1 of the Rights Agreement:

          "Qualifying Offer" means a tender or exchange offer for all the outstanding shares of Common Stock made by a person (the "Offeror") who is not, prior to the purchase of shares pursuant to such offer, an Acquiring Person or Affiliate or Associate thereof having the following characteristics:

               (1) the consideration offered for each share of Common Stock includes at least 50% cash and the non-cash portion of the consideration is of a kind and quality that, taking into account the relevant characteristics and size of the market for such property, provides sufficient liquidity, after giving effect to the purchase of all the Common Stock pursuant to the offer, so that all the holders of Common Stock would be able to promptly dispose of the non-cash portion of the consideration without suffering any material diminution of value, as determined in the judgment of at least a majority of the members of the Board of Directors who are not officers of the Company and who are not representatives, nominees, Affiliates or Associates of an Acquiring Person or the Offeror ("Disinterested Directors"); and

               (2) such offer is accepted by the Beneficial Owners of at least 75% of the outstanding shares of Common Stock (other than the Offeror and its Affiliates and Associates).

          The liquidity determination to be made pursuant to this definition by the Disinterested Directors shall be made based upon advice from one or more nationally recognized investment banking firms.

     Anything herein to the contrary notwithstanding, the purchase of shares of Common Stock solely pursuant to a Qualifying Offer will not result in a Flip-in Date or Flip-over Transaction or Event.


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         (2) This Amendment may be executed in any number of counterparts, each of which shall be an original, but all of such counterparts shall together constitute one and the same instrument.

         (3) Except as set forth in this Amendment, the Rights Agreement shall remain in full force and effect without amendment, modification or waiver.

         (4) This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed entirely within such State.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.


                                              DIME BANCORP, INC.


                                              By: /s/ Anthony R. Burriesci
                                                 ----------------------------
                                                 Name:  Anthony R. Burriesci
                                                 Title:  Chief Financial Officer


                                              THE DIME SAVINGS BANK OF
                                                NEW YORK, FSB


                                              By: /s/ Anthony R. Burriesci
                                                 ----------------------------
                                                 Name:  Anthony R. Burriesci
                                                 Title:  Chief Financial Officer